Exhibit 10.5
MANUFACTURING AGREEMENT
By and between
VINTAGE PHARMACEUTICALS, LLC.
And
CORNERSTONE PHARMACEUTICALS, INC.
Dated
July 20, 2004

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

MASTER MANUFACTURING AGREEMENT
     This contract is made this 20th day of July, 2004 (Effective Date) by and between Cornerstone Pharmaceuticals, Inc. (“CORNERSTONE”) a corporation organized and existing under the laws of the State of Nevada and having an office and place of business at 8000 Regency Parkway, Suite 430 Cary, NC 27511, and Vintage Pharmaceuticals, LLC (“VINTAGE”), a limited liability company organized and existing under the laws of the State of Alabama and having an office and place of business at 130 VINTAGE Drive, Huntsville, AL 35811.
     1. RECITALS
          1.1 WHEREAS, CORNERSTONE and VINTAGE will have contemporaneously executed an Asset Purchase Agreement, whereby CORNERSTONE will purchase certain rights of VINTAGE in the Propoxyphene Napsylate/APAP 100/325mg Tablet (#76-743) and Propoxyphene Napsylate/APAP 100/500mg Tablet (#76-750) owned by VINTAGE and
          1.2 WHEREAS, as additional consideration to the Asset Purchase Agreement, CORNERSTONE desires to have VINTAGE manufacture and supply certain specified drugs, as referenced in Section 1.1 above, according to the ANDA’s specifications and VINTAGE desires to manufacture and supply such drugs under the terms hereof.
     NOW, THEREFORE, in consideration of the aforesaid premises, the parties agreeing to be mutually bound, hereby agree as follows:
     2. DEFINITIONS
     The following terms, whether used in the singular or plural, shall have the respective meanings set forth below:
          2.1 “Force Majeure” means, without limitation, inclement weather, strikes, lockouts, inability to procure labor or materials or fuels due to shortages, fires, riots, incendiarism, interference by civil or military authorities, compliance with the regulations or order of any government authority, or the outbreak of war or insurgence, or acts of war (declared or undeclared) and any other cause which is beyond the reasonable control of either Party.
          2.2 “cGMPs” means current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the Manufacture, packaging and holding of drugs, all as set forth from time to time by the FDA.
          2.3 “Product(s)” means Propoxyphene Napsylate/APAP 100/325mg Tablet and Propoxyphene Napsylate/APAP 100/500mg Tablet and “Product(s)” means either of them.

          2.4 “Manufacture or Manufacturing” means the compounding, formulating, finishing, quality control testing, filling, labeling and packaging of the Product(s) in accordance with the terms of this Agreement.
          2.5 “Product(s) Price” means the price for each dosage and package size of the Product(s) as set out in Exhibit A.
          2.6 “Business Day” means any day other than Saturday, Sunday, or Federal Holiday in the USA.
          2.7 “FDA” means the Food and Drug Administration of the U.S.A.
          2.8 “Initial Supply Period” means the period five (5) years commencing of the date of the First Commercial Sale.
          2.9 “First Commercial Sale” means the first arm’s length purchase by CORNERSTONE of the Product(s) from VINTAGE.
          2.10 “Manufacturing Standards” means applicable cGMP regulations and other applicable governmental requirements.
          2.11 “Market” means to promote, advertise, distribute, and sell.
          2.12 “Parties” means CORNERSTONE and VINTAGE, and “Party” means either of them.
          2.13 “Packaging” means packaging of liquid and tablets into bottles, and the applications of any necessary labeling.
          2.14 “Term” means the period of time this Agreement will remain in force unless earlier terminated.
     3. PRICE AND PAYMENT
          3.1 Supply Price: VINTAGE shall invoice CORNERSTONE for Product(s) manufactured hereunder according to the Product(s) Prices as set forth in Exhibit A attached hereto.
          3.2 Payment: CORNERSTONE shall pay all amounts due to VINTAGE under the terms of this Agreement, the net invoice amount, in U.S. Dollars within thirty (30) days from the date of VINTAGE’S invoice; provided, however, that invoices pertaining to the first order of each of the Product(s) shall be due and payable within ninety (90) days from the date of VINTAGE’S invoice. Net invoice amount shall be defined as the number of units of the Product(s) shipped multiplied by the Product(s) Price.
          3.3 Renegotiation of Supply Price: CORNERSTONE and VINTAGE acknowledge that business operating conditions and/or volumes may change, resulting in changes in the cost structure compared to what is currently envisioned. Therefore, for any subsequent twelve (12) month period, on or before the anniversary dates of the commencement of the term, both parties agree to an annual business review, the result of which may require amendments to the stated pricing in Exhibit A and/or volume rebates/discounts given to CORNERSTONE. Furthermore, VINTAGE reserves the right to increase the invoice price based upon increases in raw material and/or component cost, or based upon the Consumer Price Index, whichever is greater.
     4. DELIVERY AND RISK OF LOSS
          4.1 The Product(s) shall be shipped freight collect, F.O.B. VINTAGE plant. CORNERSTONE has the option to designate a carrier of choice for transportation of Product(s) from VINTAGE to a location so designated on the purchase orders of CORNERSTONE. In the event CORNERSTONE does not designate such carrier, VINTAGE will select a carrier of its choice. CORNERSTONE will bear all risk of loss, delay, or damage in transit as may occur from time to time, as well as all insurance associated with transit.
     CORNERSTONE shall have a period of seven (7) Business Days from date of receipt of the Product(s) to inspect and reject all or part of any shipment of Product(s) on the grounds it does not comply with the provision of Article 10.1. VINTAGE shall have the opportunity to confirm or dispute such non-compliance through generally accepted quality control procedures. Claims relating to quantity, quality, weight, condition and loss to any of the Product(s) sold under this Agreement shall be waived by CORNERSTONE unless made within seven (7) Business Days of receipt of Product(s) by CORNERSTONE.
     5. PRODUCT(S) DEVELOPMENT & MANUFACTURING
          5.1 Grant of Manufacturing Rights: CORNERSTONE hereby grants to VINTAGE the exclusive right to manufacture the Product(s) for sale to CORNERSTONE. VINTAGE agrees not to enter into any subcontracts or other agreements for the Product(s) in order to satisfy its obligations under this Agreement without prior written approval from the CORNERSTONE.
          5.2 Exclusivity: During the Term of this Agreement VINTAGE shall supply the Product(s) to CORNERSTONE exclusively, and CORNERSTONE shall purchase the Product(s) from VINTAGE exclusively. CORNERSTONE agrees not to enter into any agreement (written or oral) or any subcontract, directly or indirectly, itself or through any of its affiliates or subsidiaries, for the manufacture or production of the Products, except as may be specifically permitted by Vintage under the terms of this Agreement.
          5.3 Authorized Generic: The parties agree VINTAGE or one of its affiliates have the exclusive right to manufacture and market an authorized generic version of the Product(s) from time to time after a competing product with identical active ingredients and concentrations or a product which has been declared generic to the Product(s) has been approved by FDA and has been commercially offered and/or marketed by a competing company. VINTAGE or its affiliate may market an authorized generic sooner if mutually agreed upon in writing. VINTAGE must receive CORNERSTONE’S authorization in writing before manufacturing and marketing an authorized generic. If and when VINTAGE manufactures and markets an authorized generic version of the Product(s), VINTAGE and CORNERSTONE agree to divide the net profits derived from such marketing efforts [***]% due VINTAGE and [***]% due CORNERSTONE. Net profits shall be defined as the number of pieces invoiced (shipped), multiplied by the net dollar amount for which each piece was sold, which equals gross dollars, from which the following shall be deducted: cash discounts, contractual rebates, CMS rebates, returns, chargebacks, VINTAGE transfer fee, and unsaleable, short-dated or out-dated product which must be destroyed.
          5.4 Place of Manufacture: The Product(s) shall be Manufactured at VINTAGE plants located at 150 VINTAGE Drive, Huntsville, AL 35811, and/or 3241 Woodpark Blvd., Charlotte, NC 28206, unless otherwise permitted by this Agreement.
          5.5 Product(s) Scale-Up: After successful stability studies have been completed and as required by cGMP’s, VINTAGE will manufacture and package three (3) consecutive production batches of all Product(s). VINTAGE will be responsible for all process validation and testing, including stability testing, as needed to assure the process will consistently produce the Product(s) meeting the specifications and quality requirements.
          5.6 Purchase of Raw Materials: VINTAGE shall purchase at its own expense and for its own account all raw materials, including active pharmaceutical ingredients and excipients, packaging components and other items of any nature that VINTAGE may use to manufacture the Product(s).
          5.7 Raw Material and Finished Product(s) Testing: VINTAGE shall perform applicable tests on all raw materials and packaging components associated with the Product(s). Additionally, VINTAGE will perform finished Product(s) analytical analysis of each batch of Product(s) in accordance with standard compendia requirements including the USP, to determine if the batches meet finished Product(s) release specifications. If so, Product(s) will be released for commercial distribution. At time of shipment of Product(s) to CORNERSTONE, VINTAGE shall forward to CORNERSTONE a certificate of analysis for each batch of Product(s) shipped. VINTAGE shall retain records of all testing of Product(s) in accordance with all State and Federal laws, and will provide copies to CORNERSTONE upon written request. VINTAGE will keep a file retention sample(s) as required from each batch of Product(s) manufactured and shall be maintained as required by cGMP’s. All testing provided for in this Section 5.7 shall be at the expense of VINTAGE.
          5.8 Inspection Rights: VINTAGE shall, on an annual basis during the Term of this Agreement, upon reasonable notice and at mutually convenient times during normal Business Days, grant access to CORNERSTONE’S manufacturing, quality control and compliance inspectors or their designees and allow such inspectors to inspect the manufacturing and quality control testing operations and compliance procedures relating to the Product(s) and all records reasonably related thereto.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

          5.9 Stability Testing: VINTAGE shall produce one stability batch per year for each package presentation, to be used for stability testing, and CORNERSTONE agrees to purchase at least one batch per year to allow VINTAGE to conduct such stability testing. In addition, a file retention sample from each lot of package Product(s) shall be maintained for a period of not less than the expiration period of the Product(s) plus one year. VINTAGE shall maintain all records and samples reasonably necessary to support cGMPs and other regulatory requirements in the United States. All records related to the packaging, stability and quality control of Product(s) shall be retained for a period not less than the expiration period of the Product(s) plus one year. Compliance with the Section 5.10 shall be at the expense of VINTAGE.
          5.10 D.E.A. Quota: VINTAGE shall secure all necessary quota from the United States Drug Enforcement Agency necessary to supply CORNERSTONE with Product(s).
     6. CHANGES
          6.1 In the event CORNERSTONE seeks to amend and/or supplement the components or Product(s) listed in Exhibit A, or the manufacturing procedures and controls for the purpose of either complying with cGMPs, incorporating improvements or any other reasonable business purpose, CORNERSTONE shall notify VINTAGE in writing of the proposed amendment or supplement.
          6.2 Once written notice is obtained from CORNERSTONE of the proposed amendment or supplement pursuant to Section 6.1, above, that may affect the Manufacture of Product(s), VINTAGE shall promptly respond in writing to CORNERSTONE’S notice. VINTAGE’S response shall state the nature of the change to the Manufacturing required to comply with such amendment and/or supplement, whether such change is feasible, the date by which the change can be made and the change, if any, in the costs of Manufacturing. The parties shall negotiate in good faith and attempt to agree in writing to any change in the Product(s) price related to the Manufacturing change before any Manufacturing change or any Product(s) price change becomes effective.
          6.3 In the event that VINTAGE seeks to make any substantive change in the Manufacturing Process, VINTAGE shall submit to CORNERSTONE a request to authorize such change which request shall set forth the change, if any, proposed in the supply price as a result of the proposed change as well as any necessary regulatory approvals incident to the proposed change. VINTAGE shall not implement such change without the written authorization of CORNERSTONE, which authorization may not be unreasonably withheld.
     7. ARTWORK AND LABELING
          7.1 All design artwork shall be supplied by and be the property of CORNERSTONE and must be compatible with VINTAGE packaging equipment. VINTAGE shall provide the required technical specifications pertaining to design artwork for its packaging equipment. All packaging and labeling shall be provided by VINTAGE at VINTAGE expense.

In the event the CORNERSTONE seeks any changes in design artwork, CORNERSTONE will 1) use all existing components in VINTAGE inventory before implementing new artwork, or 2) reimburse VINTAGE for all component inventory cost on hand at time of change.
     8. TERM
          8.1 This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the date, which is five (5) years from the Effective Date. The Parties may extend the Term of this Agreement upon mutual agreement reduced to writing and signed by an authorized representative of each Party. This Agreement will automatically renew thereafter, under the same terms and conditions, for periods of one (1) year each unless notice is given by either of the Parties one to the other at least one (1) year prior to the renewal date that the Agreement will not be renewed.
     9. FORECASTS AND PURCHASE ORDERS
          9.1 CORNERSTONE shall furnish VINTAGE, not later than sixty (60) days prior to the beginning of each calendar quarter, with updated estimates of its requirements for the following four (4) calendar quarters.
          9.2 CORNERSTONE agrees to submit to VINTAGE its binding purchase orders for the Product(s) at least ten (10) weeks prior to the anticipated date of shipment of the Product(s) by VINTAGE. CORNERSTONE’S purchase orders shall designate the desired quantities of Product(s) in increments of single batches for each presentation, , the delivery dates and the destination. In the event that CORNERSTONE does not require full batch sizes, CORNERSTONE shall notify VINTAGE and request that VINTAGE split the packaging of the batch between quantities set forth in two or more binding orders. VINTAGE, at its sole discretion, may decline such request. VINTAGE shall ship all orders of Product(s) in accordance with CORNERSTONE’S instructions. Should Product(s) from the remainder of a split batch Manufactured and packaged by VINTAGE to meet CORNERSTONE’S orders remain undelivered to CORNERSTONE, CORNERSTONE shall remain obligated either to purchase such remainder of the batch or pay to VINTAGE an invoice amount defined as the number of units of Product(s) that remain undelivered multiplied by the Product(s) Price, within sixty (60) days from the date of VINTAGE’S invoice, for such remainder of the batch regardless of the expiration date of such remainder.
          9.3 VINTAGE agrees to make commercially reasonable efforts to fill the orders placed by CORNERSTONE for the Product(s), subject, however, to VINTAGE’S production capacities, supply of raw materials and availability of labor and transportation (all of which VINTAGE shall use commercially reasonable efforts to maintain). Accordingly, all orders for the Product(s) shall be subject to acceptance by VINTAGE, which acceptance shall not be unreasonably withheld. Should Product(s) be available, VINTAGE may ship Product(s) up to [***] days prior to a due date.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

          9.4 VINTAGE will order all necessary raw materials and primary and secondary packaging components based on the lead time required to fill CORNERSTONE’S forecasted requirements. Subject to CORNERSTONE’S rights under Section 9.2, above, CORNERSTONE agrees to purchase from VINTAGE all Product(s) manufactured for CORNERSTONE by VINTAGE in accordance with CORNERSTONE’S purchase orders. In the event CORNERSTONE requests a change in artwork, or upon termination of this Agreement, CORNERSTONE shall purchase any inventory of Product(s) Manufactured for it by VINTAGE and remaining as of the date of termination along with any components, printed labeling, packaging materials and containers, at VINTAGE’S cost, and without markup, that VINTAGE acquired and/or prepared based upon forecasts provided by CORNERSTONE pursuant to this Agreement. CORNERSTONE shall purchase from VINTAGE any inventory of packaging components rendered obsolete as a result of a change. In the event of any such change or termination by VINTAGE, CORNERSTONE shall be relieved of any payment obligation it may have to VINTAGE for any inventory at VINTAGE of Product(s), components, printed labeling, packaging materials and containers rendered obsolete because of such change or termination by VINTAGE.
     10. WARRANTIES
          10.1 VINTAGE warrants that it will Manufacture Product(s) in accordance with the Federal Food, Drug and Cosmetic Act and cGMPs and that delivered Product(s): (a) will be in material compliance with standard compendia and the quality and release criteria developed for each specific Product(s), (b) will not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, and (c) will not be the subject to any notice directed specifically at VINTAGE from any court or other competent governing body with respect to the Product(s) that such Product(s) is in material violation of any law, regulation, order, decree or ruling of or restriction imposed by any judicial, governmental or regulatory body or agency.
     11. LIMITATIONS ON DAMAGES
          11.1 Notwithstanding any other provisions of this Agreement, including but not limited to any provisions of this Agreement pursuant to which one Party agrees to indemnify the other Party, in no event shall either Party be liable to the other for any incidental, consequential or special damages suffered by such Party, including without limitation, loss of profit or revenues, as a result of any breach of this Agreement or arising in connection with this Agreement or any patent or trademark of the Product(s).
     12. PATENT/TRADEMARK INDEMNITY
          12.1 VINTAGE shall indemnify and hold CORNERSTONE harmless from all costs, damages and expenses (including reasonable attorney’s fees) arising out of any suit or action brought against CORNERSTONE based upon a claim that any process or technical data furnished by VINTAGE infringes a U. S. patent or any other proprietary rights.
          12.2 CORNERSTONE will indemnify and hold VINTAGE harmless from all costs, damages and expenses (including reasonable attorney’s fees) arising out of any suit or action against VINTAGE based on a claim that the manufacturing process provided by CORNERSTONE and the sale or distribution of the Product(s) by CORNERSTONE infringes a U.S. patent(s). VINTAGE reserves the right to defend itself against such claims.
          12.3 CORNERSTONE will indemnify and hold VINTAGE harmless from all damages, costs and expenses (including reasonable attorneys’ fees) arising out of any claim, suit or action brought against VINTAGE based on a claim that the trademark appearing on the labeled packaging materials, or the use, sale, advertising or distribution of the Product(s) infringes a trademark, trade name, or trade dress of others. CORNERSTONE shall promptly assume responsibility for the defense of any claim, suit or action brought against VINTAGE pursuant to this subsection. VINTAGE reserves the right to defend itself against any such action.
     13. GENERAL INDEMNITIES
          13.1 VINTAGE will indemnify and hold CORNERSTONE harmless from any and all liability, damage, loss, cost or expenses (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against CORNERSTONE which arise from VINTAGE’S negligence in the manufacture of Product(s) hereunder or VINTAGE’S breach of the warranty set forth in Article 10.1 hereof. Upon filing of any such claim or suit, CORNERSTONE shall immediately notify VINTAGE.
          13.2 CORNERSTONE will indemnify and hold VINTAGE harmless from any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against VINTAGE which arise from CORNERSTONE’S formulation, handling, distribution or sale of Product(s). Upon filing of any such claim or suit, VINTAGE shall immediately notify CORNERSTONE.
          13.3 The applicable provisions of Sections 13.1 and 13.2, and the Limitations on Damages set forth in Section 11.1, above, shall also apply to VINTAGE’S production and CORNERSTONE’S use of the Product(s) produced from batches manufactured pursuant to Section 5.8, above.
     14. REGULATORY FILINGS AND APPROVALS
          14.1 CORNERSTONE will be responsible for filing any and all annual product reports, quarterly and annual adverse drug events, field alerts, supplements, and any other reports or filings as may be required from time to time by the FDA.
     15. FORCE MAJEURE
          15.1 CORNERSTONE and VINTAGE shall not be considered in default of their obligations hereunder, except for obligations with respect to payment, to the extent that performance of such obligations is delayed, hindered or prevented by Force Majeure.
     16. TERMINATION

          16.1 In the event that either Party hereto shall at any time commit a material breach of any of its obligations hereunder, the non-breaching Party may, at its option, terminate this Agreement by giving the other Party at least ninety (90) calendar days prior written notice. Unless the breaching Party cures the breach and provides written notice of such cure within the aforesaid notice period, this Agreement shall be deemed terminated.
          16.2 Any termination of this Agreement shall not release the Parties from liabilities and obligations accrued as of the date thereof including but not limited to CORNERSTONE’S reimbursement of VINTAGE’S cost of materials purchased for the Product(s) prior to notice of termination, including but not limited to active pharmaceutical ingredient purchased by VINTAGE in accordance with Section 5.1, above.
     17. NON-WAIVER OF RIGHTS
          17.1 Failure by VINTAGE or CORNERSTONE at any time to enforce any of the terms or conditions of this Agreement shall not affect or impair such terms or conditions in any way, or the right of VINTAGE or CORNERSTONE at any time to avail itself of such remedies as it may have for any breach of such terms or conditions under the provisions of this Agreement, in equity or at law.
     18. TRADEMARKS AND TRADE NAMES
          18.1 Each Party hereby acknowledges that it does not have, and shall not acquire, any interest in any of the trademarks or trade names of the other Party unless otherwise expressly agreed upon in writing by the parties.
          18.2 CORNERSTONE agrees not to use any trade names or trademarks of VINTAGE including but without limitation the trade name and trademark “VINTAGE,” except as specifically authorized by VINTAGE in writing both as to the names or marks, which may be used, and as to the manner and prominence of use. Without limiting the generality of the foregoing, CORNERSTONE agrees not to identify the name VINTAGE or the name of any affiliated company thereof on the label of the Product(s) except as the manufacturer or otherwise without the express written consent of VINTAGE.
     19. CONFIDENTIALITY
          19.1 VINTAGE and CORNERSTONE realize that that information disclosed by one Party to the other pursuant to this Agreement may be confidential. It is therefore agreed that all information disclosed by one Party to the other, which is oral or in writing shall not be disclosed by the receiving Party to any third party and shall not be used by the receiving Party for purposes other than those contemplated by this Agreement, from the date this Agreement is signed, during the Term of this Agreement and for a period of five (5) years from and after the date of termination or expiration of this Agreement. For purposes of this Article 19.1, all such information which a Party is obligated to retain in confidence shall be called “Information.”

          19.2 The obligations set forth above shall not apply to any information disclosed by one Party to the other, either in anticipation of or pursuant to this Agreement,
               (a) which was in the public domain at the time of the disclosure to the receiving Party, or which thereafter fell into the public domain without any fault of the receiving Party;
               (b) which the receiving Party rightfully had in its possession prior to the disclosure by the disclosing Party;
               (c) which is developed by the receiving Party independently;
               (d) which is inherently or necessarily disclosed to the public by the display or commercial sale of Product(s), by the issuance of a related patent by judicial order, or in compliance with the lawful requirements of the Department of Health and Human Services of the United States; or
               (e) which the receiving Party finds it reasonably necessary or appropriate to disclose to its consultants or outside contractors in order to fulfill its obligations or to exercise its rights hereunder on condition that such entities or persons agree (i) to keep the information confidential for the same period and to the same extent as the receiving Party is required to keep such Information.
     In the event that a Party is required by a court or governmental agency or pursuant to subpoena or other compulsory process to disclose the disclosing Party’s Information, it shall notify the disclosing Party prior to disclose and use reasonable efforts to obtain a protective order or otherwise protect the confidentiality of such Information.
          19.3 Confidentiality of Terms. Except to the extent otherwise provided by law or the terms of this Agreement or mutually agreed upon by the parties hereto, each Party shall treat as confidential the existence of, and the terms and conditions set forth in, this Agreement.
     20. NOTICES
          20.1 Any notice required to be given herein shall be deemed to have been sufficiently given to either Party for all of the purposes hereof if given by telephone or telefax and confirmed by registered mail, postage prepaid, addressed as follows:

TO VINTAGE:	Vintage Pharmaceuticals, LLC.
130 VINTAGE Drive
Huntsville, AL 35811
Attn: William S. Propst, Jr., President
Facsimile No.: (256) 859-2903

TO CORNERSTONE:	Cornerstone Pharmaceuticals, Inc.
8000 Regency Parkway, Suite 430
Cary, NC 27511
Attn: Craig A. Collard, President
Facsimile No.: (919) 462-0565
(919) 462-0566.
or to such other address as either of the parties shall designate by notice given as herein required. Notices shall be effective upon receipt.
     21. AMENDMENTS AND WAIVER
          21.1 This Agreement cannot be amended in any respect except in writing duly executed by both Parties. No waiver or compliance with any provisions or conditions of this Agreement and no approvals provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party to be charged.
     22. ASSIGNMENT
          22.1 Neither Party hereto shall assign this Agreement or any part thereof or any interest herein without the written approval of the other Party hereto except (i) that VINTAGE may assign this Agreement to Qualitest Pharmaceuticals, Inc., QV Pharmaceuticals, Inc. or any other entity affiliated with VINTAGE or successor to VINTAGE.
     23. GOVERNING LAW
          23.1 This Agreement shall be construed in accordance with the laws of the State of Alabama, without regard to the conflicts of law, rules or principles thereof.
     24. ENTIRE AGREEMENT
          24.1 This Agreement constitutes the entire understanding between the Parties and shall supersede any prior agreements between the Parties hereto. Each Party acknowledges that mere are no other understandings, which relate to the matters covered herein or which are inconsistent with any provisions of this Agreement.
     25. DISPUTE RESOLUTION
          25.1 In the event that a dispute arises between the Parties as to the interpretation or performance of any of the provisions of this Agreement, the President of VINTAGE and President of CORNERSTONE shall consult initially to try and resolve the matter amicably. If they cannot resolve the dispute within thirty (30) days of it being referred to them, the matter shall be submitted to binding arbitration before a single arbitrator pursuant to Delaware law and the then prevailing rules of the American Arbitration Association for the Arbitration of Commercial Disputes in an arbitration held in Huntsville, Alabama.

     26. EXHIBITS INCORPORATED BY REFERENCE
          26.1 All exhibits to this Agreement are hereby incorporated by reference, and made a part hereof, as if fully set forth in this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate effective as of the date of the latest of the signatures hereto.

Cornerstone Pharmaceuticals, Inc.		Vintage Pharmaceuticals, LLC

By:	/s/ Craig Collard	By: /s/ William S. Propst, Jr.
Title:	President and CEO	Title: President
Date:	7/20/04	Date: 7-20-2004

Exhibit A
Product(s) Pricing

Product	Size	Invoice Price
Propoxyphene Napsylate/APAP 100/325mg Tablet	100	[***]
Propoxyphene Napsylate/APAP 100/325mg Tablet	500	[***]
Propoxyphene Napsylate/APAP 100/325mg Tablet	1000	[***]
Propoxyphene Napsylate/APAP 100/500mg Tablet	100	[***]
Propoxyphene Napsylate/APAP 100/500mg Tablet	500	[***]
Propoxyphene Napsylate/APAP 100/500mg Tablet	1000	[***]
Other sizes to be mutually agreed upon

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.